EXHIBIT 99.1

For Immediate Release
Contact:
David Bulger (Company)	Jerry Daly or Carol McCune
EVP, CFO and Treasurer	Daly Gray (Media)
(561) 227-1302	(703) 435-6293

Innkeepers USA Trust to Acquire Three Hotel Properties

Hotels in Washington, D.C., Baltimore-Washington Corridor and Northern New Jersey

PALM BEACH, Fla., December 7, 2004—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it has signed definitive agreements to acquire three hotel assets, aggregating 378 rooms, from three unaffiliated sellers for an aggregate purchase price, including estimated closing and repositioning costs, of approximately $55 million. Innkeepers Hospitality Management, Inc., which is owned by Innkeepers’ chairman and chief executive officer, will manage the three hotels.

The nationally branded properties are located in downtown Washington, D.C., the Baltimore-Washington corridor and northern New Jersey. The Washington, D.C. acquisition is scheduled to close in December 2004, with closing on the Maryland and New Jersey hotels expected in the first quarter of 2005.

“We have been targeting the Baltimore-Washington corridor and northern New Jersey, both of which have a large number of diverse demand generators and high barriers to competition, and were able to acquire these three hotels at very attractive yields,” said Jeffrey H.

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Fisher, Innkeepers chief executive officer and president. “Since May of this year, we have announced seven acquisitions for a total acquisition and repositioning cost of approximately $125 million.” The company will evaluate various financing alternatives to fund the three acquisitions.

“As always, these acquisitions are subject to due diligence and customary closing conditions,” Fisher said. “We will be providing additional details as each transaction is completed.”

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 68 hotels with a total of 8,579 suites or rooms in 21 states and focuses on acquiring and/or developing upscale and upscale extended-stay hotels with premium brands and the rebranding and repositioning of other hotel properties. For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Cautionary statements set forth in reports filed by the company from time to time with the SEC discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) more direct exposure to the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses) under the company’s new taxable REIT subsidiary structure, (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk that the performance and prospects of businesses and industries that are important hotel demand generators in the company’s key markets decline (e.g., technology, automotive, aerospace), (iv) risk that international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company’s hotel rooms and the availability and terms of financing, (v) risk that the company’s ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and

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that potential acquisitions or developments do not perform in accordance with expectations, (vii) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), (viii) the complex tax rules that the company must satisfy to qualify as a REIT, and (ix) governmental regulation that may increase the company’s cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting taxes or dividends, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.).